LEONARD W. BURNINGHAM

LAWYER

P.O. Box 521844

SALT LAKE CITY, UTAH 84152-1844

TELEPHONE (801) 363-7411

E-MAIL LWB@BURNINGLAW.COM

WWW.BURNINGHAMLAWGROUP.COM

December 8, 2023

Board of Directors

KonaTel, Inc.

500 N. Central Expressway, Suite 202

Plano, TX 75074

Ladies and Gentlemen:

We are acting as legal counsel for KonaTel, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8, including any amendments thereto (the “Registration Statement”). The Registration Statement relates to the offering of up to an additional 1,700,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) pursuant to the Company’s Incentive Stock Option Plan adopted in fiscal 2017 (the Company’s fiscal year end of September 30 was changed to a calendar year end prior to the year ended December 31, 2017 [the “2018 Plan”]). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Securities Act.

In reaching the opinion stated in this letter, we have reviewed originals and copies of the Registration Statement, the 2018 Plan, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the Board of Director resolutions approving the 2018 Plan and authorizing the reservation and issuance of the Shares under the 2018 Plan, including the Shares covered hereby, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we have reviewed had authority to sign in such capacity.

Based on the foregoing, it is our opinion that the Shares being registered are duly authorized, and when issued and sold in accordance with the Registration Statement and the 2018 Plan, will be validly issued, fully-paid and nonassessable.

       We hereby consent to the use of this opinion letter as Exhibit 5 of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is limited to the laws of the State of Delaware and the federal law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

Very sincerely yours,

Leonard W Burningham